EXHIBIT 99.1

EQUATOR Beverage Company Reports 2023 Q2 Results

JERSEY CITY, NJ/ACCESSWIRE/ August 2, 2023 -- EQUATOR Beverage Company (OTC: MOJO) reports its results of operations for the quarter ended June 30, 2023. The Form 10-Q was filed on August 2, 2023 with the United States Securities and Exchange Commission.

Highlights include:

•	Q2 2023 Net Revenue was $588,478, up from $541,102 for the same period last year. This was a $47,376 increase or 9%.

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Q2 2023 Gross Margin was $280,757 or 48% of Net Revenue. This was an increase of $92,414 over the same period last year. The gross margin percentage was 48% which was significant improvement from 35% for the same period last year.

•	Q2 2023 Taxable Income was $45,065 compared to Taxable Income of $21,241 Q2 2022; a $23,824 improvement or 112%.

•	Q2 2023 Net Income was $18,830 compared to a Net Loss of $2,827 for Q2 2022. This was a $21,657 improvement.

EQUATOR Beverage Company results of operations for the first 31 days of  Q3 2023:

•	July 2023 Revenue was $232,749, up from $120,328 for the same period last year. This was a $112,421 increase or 94%.

•	July 2023 Gross Margin was $104,336 or 45% of Net Revenue. This was an increase of $47,953 over the same period last year.

•	July 2023 Taxable Income was $26,320 compared $317 Taxable Income for July 2022.

•	July 2023 Net Income was $3,412 compared to a Net Loss of $6,859 for July 2022. This was a $10,271 improvement.

EQUATOR will continue to repurchase its shares this year.

For additional information contact Glenn Simpson CEO EQUATOR Beverage Company at 917 574 1690   Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.